SEC 1344 (7-2000) Previous versions obsolete

PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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                                                    OMB Number 3235-0058
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                               SEC FILE NUMBER      Estimated Average Burden
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                           UNITED STATES OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549 0058

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(Check One): [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K
 [ ] Form 10-Q  [ ] Form N-SAR

For Period Ended:_______________
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:  _______________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I--REGISTRANT INFORMATION

Copelco Capital Receivables LLC
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Full name of registrant

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Former name if applicable


East Gate Center, 700 East Gate Drive
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Address of principal executive office (Street and number)

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Mount Laurel, New Jersey 08054-5404
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City, state and zip code


PART II--RULE 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       |  (a)  The reasons described in reasonable detail in Part III of this
  [  ] |       form could not be eliminated without unreasonable effort or
       |       expense;

        | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
        |      will be filed on or before the fifteenth calendar day following
        |      the prescribed due date; or the subject quarterly report or
        | transition report on Form 10-Q, or portion thereof will be filed | on or before the fifth calendar day following the prescribed due
        |      date; and
        |
        | (c)  The accountant's statement or other exhibit required by Rule
        |      12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Audited Consolidated Financial Statements for the Registrant were not yet prepared.

                         (ATTACH EXTRA SHEETS IF NEEDED)

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Anup Agarwal                    856               1-9600 ext. 4251
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          (Name)                   (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the proceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[X] Yes [ ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Copelco Capital Receivables LLC
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date            5/1/01                  By  /s/ Alvaro Damiani
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INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.